As filed with the Securities and Exchange Commission on February 10, 2003
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SENSYTECH, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	38-1873250 (I.R.S. Employer Identification No.)

8419 Terminal Road, Newington, Virginia (Address of Principal Executive Offices)	22122-1430 (Zip Code)

SENSYTECH 2002 STOCK INCENTIVE PLAN
(Full title of the Plan)

Donald F. Fultz
Chief Financial Officer
Sensytech, Inc.
8419 Terminal Road
Newington, Virginia 22122-1430
(Name and address of agent for service)

(703) 550-7000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered (1)	Per Share (2)	Price (2)	Fee (2)

Common stock, $0.01 par value per share(3)	946,400 shares	$11.25	$10,647,000	$1,012

(1)	Plus an indeterminate number of additional shares that may be issued if the anti-dilution adjustment provisions of the Plan become operative.

(2)	Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) and (h)(1), on the basis of the average of the high and low reported sales price of the registrant’s Common Stock on The Nasdaq National Market on January 31, 2003.

(3)	Includes an indeterminate number of interests related to the Common Stock to be issued under the Plan, all of which are generally non-transferable, including stock options.

PART I—INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II—INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Sensytech, Inc. (the “Company”) with the Securities and Exchange Commission (File No. 1-7221) are incorporated herein by reference:

     1.     The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

     2.     The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10, No. 2-42266, filed under the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

     All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all the shares of the Company’s Common Stock offered hereby have been sold or which deregisters all the shares of the Company’s Common Stock then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be a part hereof from the date of filing of such documents; such documents and the documents enumerated above being hereinafter referred to as filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for this purpose to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4. Description of Securities.

     The Company’s Common Stock to be so offered is registered under Section 12(b) of the Securities Exchange Act.

Item 5. Interests of Named Experts and Counsel.

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Plummer, Harty & Owsiany, LLP, Pittsburgh, Pennsylvania. Members of this firm own an aggregate of 10,000 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

     The Company is incorporated under the laws of the State of Delaware. Reference is made to Section 145 of the Delaware General Corporation Law, or DGCL, which generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) actually and reasonably incurred in connection with defense or settlement of an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right which any person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

     The Company’s bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of the Company (or is or was serving at the request of the registrant as director, officer, employee or agent of another entity), shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as in effect (or to the extent that indemnification is broadened, as it may be amended), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Except with respect to actions initiated by an officer or director against the Company to recover the amount of an unpaid claim, the Company is required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the board of directors of the Company. The bylaws of the Company further provide that an officer or director may (60 days after a written claim has been received by the registrant) bring suit against the registrant to recover an unpaid claim and, if such suit is successful, the expense of bringing such suit. While it is a defense to such suit that the claimant has not met the applicable standards of conduct which make indemnification permissible under the DGCL, neither the failure of the board of directors to have made a determination that indemnification is proper, nor an actual determination that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     The bylaws of the Company also provide that the rights conferred thereby are contract rights, that they are not exclusive of any other rights which an officer or director may have or hereafter acquire under any statute, any other provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and that they include the right to be paid by the registrant the expenses incurred in defending any specified action, suit or proceeding in advance of its final disposition provided that, if the DGCL so requires, such payment shall only be made upon delivery to the Company by the officer or director of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the bylaws or otherwise.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     The Exhibit Index included herein is hereby incorporated by reference.

Item 9. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

               (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represents no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newington, Virginia on February 10, 2003.

SENSYTECH, INC

By:
S. Kent Rockwell Chairman of the Board of Directors And Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 10, 2003. Each person whose signature appears below hereby constitutes and appoints S. Kent Rockwell and Donald F. Fultz, or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this Registrant’s registration statement on Form S-8 relating to the common stock and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Signature	Title

S. Kent Rockwell	Director and Chief Executive Officer

Donald F. Fultz	Vice President and Chief Financial Officer (Principal Financial & Accounting Officer)

S. R. Perrino	Director

Signature	Title

Charles W. Bernard	Director

Philip H. Power	Director

John D. Sanders	Director

John Irvin	Director

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

5.1	Opinion of Plummer, Harty & Owsiany, LLP

23.1	The consent of Plummer, Harty & Owsiany, LLP is contained in their opinion

23.2	Consent of PricewaterhouseCoopers LLP

24.1	The Powers of Attorney are included in the Signature pages